MBeach Software Inc. retains Wakabayashi Fund, LLC. for investor and public relations services, capital funding services and presentations to institutional investors

New York, November 3, 2011. Mbeach Software Inc. (“MBHS”) (OTCPK: MBHS) announced today that the company has engaged Wakabayashi Fund, LLC. (“Wakabayashi”), a Japanese consulting firm, to provide investor and public relations services, capital funding services, and to present the company to institutional investors. The engagement will last 6 months and the company will issue to Wakabayashi 6,000,000 shares of its Common Stock as fully paid for the investor relations services, and a subsequent commission relating to investments. These services will augment the funding commitment of Southridge Partners II LP to extend the company an equity line of up to $10 million per the agreement signed in August 2011.

"We are very pleased to have been retained by Mbeach Software Inc. and share with the company’s experienced management team the full scope of our services in the financial markets” said Tadaharu Wakabayashi, President of Wakabayashi Fund, LLC. "Once the company's capital needs have been met, we believe they should be well-positioned to implement their R&D to launch a market ready product for the early detection of skin cancer, apply for regulatory approvals and initiate their preliminary marketing agenda".

Mbeach, through Skin Cancer Scanning Ltd. (“SCS”), its wholly owned subsidiary, is in the advanced stages of developing a state-of-the-art medical device, SkinScan 650 which can be used by health practitioners in clinics for more accurate and early diagnostics of Skin Cancer and precursors.

Clinical trials conducted by the company so far have demonstrated a 92.4% accuracy level in diagnosing non-melanoma skin cancer (NMSC). Those results are significantly higher than the average 75% accuracy rate, achieved by dermatologists and 60% accuracy achieved by a general practitioner. Mela Sciences Inc. (NASDAQCM: MELA) a developer of a similar medical product for this use, was recently reported to have obtained FDA approval for their product.

Mbeach CEO Yossi Biderman commented," We expect that working alongside the Wakabayashi team in the implementation of the funding program and the market awareness program will greatly enhance our ability to achieve our designated goals"

 About Wakabayashi Fund, LLC:

Wakabayashi Fund, LLC is a private equity fund with offices in Tokyo, Japan and New York, which provides corporate capitalization and institutional investor relations consulting services. Wakabayashi Fund specializes in procuring capital for profitable and emerging small-cap and mid-cap companies, identifying institutional funding sources for its clients, and conducting various investor relations activities. Wakabayashi Fund is known for helping public companies with corporate development, corporate governance, short term and long term financing, institutionally driven sponsorship, business development, and management consulting services. To view the company's website, please visit: http://www.wakabayashifund.com/

About SCS

Skin Cancer Scanning Ltd. (SCS) is a medical device company pioneering the development and commercialization of a revolutionary and proprietary imaging system for the early detection and diagnosis of skin cancer.

Our medical device, SkinScan 650’s state-of-the-art technology will enable physicians to improve their diagnostic abilities using SkinScan 650. This will replace current diagnostic procedures that have many disadvantages, such as being relatively subjective and dependent on the experience of the examiner. Errors in diagnosis can be fatal. Cancers can remain undetected, grow further and lower chances of survival. A biopsy, the intrusive removal of tissue sample, is usually needed for further diagnoses.

For more information on SCS, visit the company’s new website at www.scs-med.com.

Forward Looking Statements

This release contains forward-looking statements, including, but not limited to, statements regarding the success of an investor relations campaign, the success in obtaining funding, the future commercialization of SCS’ products, the market demand for these products and the proprietary protections the Company will obtain with regard to the technology, all of which statements are subject to market risks, and the possibility that the Company will not be able to obtain patent protection or obtain sufficient customer demand. These statements are made based upon current expectations and actual results may differ from those projected due to a number of risks and uncertainties.

For more information contact:
Col. Yossi Biderman, CEO
At: info@scs-med.com